EXHIBIT 99.1

KCAP Financial, Inc. Announces First Quarter 2013 Financial Results

NEW YORK, May 6, 2013 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (Nasdaq:KCAP) announced its first quarter 2013 financial results.

Financial Highlights

  Net investment income for the three months ended March 31, 2013 was approximately $6.9 million, or $0.24 per share (basic) and $0.23 per share (diluted).

  KCAP Financial declared a quarterly dividend of $0.28 per share.

  At March 31, 2013, the fair value of KCAP Financial's investments totaled approximately $356.9 million.

  Net asset value per share of $8.33 as of March 31, 2013.

Dayl Pearson, President and Chief Executive Officer of KCAP Financial, noted, "KCAP continued on its growth trajectory in the first quarter although the issuance of additional shares did have a negative impact on NII per share especially given that much of our $45 million of new loans closed late in the quarter. Today, we also priced a debt securitization that will add additional low cost leverage to our balance sheet."

Operating Results

For the three months ended March 31, 2013, we reported total investment income of approximately $11.4 million, as compared to approximately $7.4 million, in the prior year period, an increase of 54%. Investment income from debt securities remained constant staying at approximately $2.5 million year over year, dividends from investments in CLO fund securities increased 47.5% from $4 million to $5.9 million, and dividends from our Asset Manager Affiliates increased 263.6% from $825,000 million to $3 million. These increases can be attributable to our average invested assets increasing, our investment in the four subordinated debt positions in collateralized loan obligation funds managed by Trimaran Advisors, L.L.C. that we acquired in connection with our acquisition of Trimaran Advisors in February 2012, and the increased asset management dividends from our wholly owned asset manager affiliates (Trimaran Advisors L.L.C. and Katonah Debt Advisors, L.L.C.), primarily as a result of our acquisition of Trimaran Advisors.

For the three months ended March 31, 2013, total expenses were higher by approximately $685,000 as compared to the same period in 2012. This increase is primarily attributed to the increase in interest expense related to the average outstanding principal balance on our borrowings.

Net investment income for the first quarter of 2013 and 2012 was approximately $6.9 million and $3.6 million, or $0.24 and $0.15 per share, respectively. Net realized and unrealized appreciation on investments for the first quarter of 2013 was approximately $267,000, as compared to net realized and unrealized depreciation on investments of $3.1 million in 2012.

Portfolio and Investment Activity

The fair value of our portfolio was approximately $356.9 million as of March 31, 2013.

The composition of our investment portfolio at March 31, 2013 and December 31, 2012 at cost and fair value was as follows:

	March 31, 2013			December 31, 2012
Security Type	Cost	Fair Value	%¹	Cost	Fair Value	%¹
Time Deposits	$ --	$ --	--%	$ 1,942,834	$ 1,942,834	1%
Money Market Account	38,887,925	38,887,925	11	30,543,824	30,543,824	10
Senior Secured Loan	81,306,958	74,471,738	21	67,874,565	60,258,885	19
Junior Secured Loan	54,430,898	39,532,069	11	49,646,273	33,486,956	11
Senior Unsecured Loan	20,000,000	20,000,000	6	--	--	--
First Lien Bond	2,930,343	3,000,000	1	2,928,762	3,000,000	1
Senior Subordinated Bond	2,728,878	2,749,634	1	2,729,088	2,735,881	1
Senior Unsecured Bond	10,805,507	11,422,500	3	10,798,463	11,185,000	4
CLO Fund Securities	90,105,528	78,270,059	22	90,146,410	83,257,507	27
Equity Securities	18,260,008	7,839,699	2	18,375,588	8,020,716	3
Preferred Stock	400,000	373,880	--	400,000	371,160	--
Asset Manager Affiliates	83,198,191	80,354,000	23	83,161,529	77,242,000	25

Total	$ 403,054,236	$ 356,901,504	100%	$ 358,547,336	$ 312,044,763	100%

¹ Represents percentage of total portfolio at fair value.

At March 31, 2013, our portfolio consisted of investments in 81 companies, including 2 in the subordinated debt of collateralized loan obligation funds. At fair value, 65% of our portfolio consisted of debt investments (loans, bonds and collateralized loan obligation funds), of which 51% were first lien debt, 26% were second lien debt and 23% were subordinated debt.

Liquidity and Capital Resources

As of March 31, 2013, we had unrestricted cash and money market of approximately $44 million, total assets of approximately $371.2 million and stockholders' equity of approximately $265.9 million. Our net asset value per common share was $8.33. As of March 31, 2013, we had $101.4 million of outstanding borrowings at a weighted average fixed rate of interest of 8.19%.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility or the issuance of unsecured debt or preferred stock. In February, 2013 the Company successfully completed a public offering of 5,232,500 shares of common stock, which included the underwriters' full exercise of their option to purchase up to 682,500 shares of common stock, at a price of $9.75 per share, raising approximately $51.0 million in gross proceeds. In conjunction with this offering, the Company also sold 200,000 shares of common stock to a member of its Board of Directors at a price of $9.31125 per share, raising approximately $1.9 million in gross proceeds.

Dividend

Generally, we seek to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by our investment portfolio and any distributions from our asset manager affiliates (Trimaran Advisors and Katonah Debt Advisors). We announced a regular quarterly dividend of $0.28 per share for the quarter ended March 31, 2013. The record date for this dividend was April 5, 2013 and the dividend was paid on April 26, 2013. Tax characteristics of all dividends will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

We have adopted a dividend reinvestment plan that provides for reinvestment of dividends in shares of our common stock, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

We will hold a conference call on Tuesday, May 7, 2013 at 9:00 a.m. Eastern Daylight Time to discuss our first quarter 2013 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast.

The conference call dial-in number is (866) 757-5630. No password is required. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website www.kcapfinancial.com in the Investor Relations section under Events. The online archive of the webcast will be available after 12:00 p.m. Eastern Daylight Time for approximately 90 days.

A replay of this conference call will be available from 12:00 p.m. Eastern Daylight Time on May 7, 2013 until 11:59 p.m. Eastern Daylight Time on May 14, 2013. The dial in number for the replay is 800-585-8367 and the conference ID is 64702055.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP FINANCIAL, INC.
BALANCE SHEETS

	As of March 31, 2013	As of December 31, 2012
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2013 - $0; 2012 - $1,942,834)	$ —	$ 1,942,834
Money market account (cost: 2013 - $38,887,925; 2012 - $30,543,824)	38,887,925	30,543,824
Debt securities (cost: 2013 - $172,602,565; 2012 - $134,377,151)	151,549,821	111,037,882
CLO Fund securities managed by non-affiliates (cost: 2013 - $10,321,884; 2012 - $10,487,023)	3,193,376	3,725,924
CLO Fund securities managed by affiliates (cost: 2013 - $79,783,663; 2012 - $79,659,387)	75,076,683	79,531,583
Equity securities (cost: 2013 - $18,260,008; 2012 - $18,375,588)	7,839,699	8,020,716
Asset manager affiliates (cost: 2013 - $83,198,191; 2012 - $83,161,529)	80,354,000	77,242,000
Total Investments at Fair Value (cost: 2012 - $358,547,336; 2011 - $293,588,917)	356,901,504	312,044,763
Cash	5,070,802	738,756
Interest receivable	1,850,238	697,349
Receivable for open trades	487,851	—
Accounts receivable	3,226,672	2,210,869
Other assets	3,650,894	3,568,736

Total Assets	$ 371,187,961	$ 319,260,473

LIABILITIES
Convertible senior notes	60,000,000	60,000,000
Senior notes	41,400,000	41,400,000
Payable for open trades	2,985,000	—
Accounts payable and accrued expenses	930,636	2,581,432
Dividend payable	—	7,403,382

Total Liabilities	$ 105,315,636	$ 111,384,814

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 31,936,480 and 26,470,408 common shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	$ 319,043	$ 264,382
Capital in excess of par value	361,299,553	310,566,503
Accumulated undistributed net investment income	7,045,514	103,484
Accumulated net realized losses	(56,118,312)	(56,035,375)
Net unrealized depreciation on investments	(46,673,473)	(47,023,335)

Total Stockholders' Equity	$ 265,872,325	$ 207,875,659

Total Liabilities and Stockholders' Equity	$ 371,187,961	$ 319,260,473

NET ASSET VALUE PER COMMON SHARE	$ 8.33	$ 7.85

KCAP FINANCIAL, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2013	2012

Investment Income:
Interest from investments in debt securities	$ 2,478,018	$ 2,501,613
Interest from cash and time deposits	4,712	2,562
Dividends from investments in CLO Fund securities managed by non-affiliates	423,875	419,165
Dividends from investments in CLO Fund securities managed by affiliates	5,480,653	3,613,639
Dividends from affiliate asset manager	3,000,000	825,000
Capital structuring service fees	6,573	39,561

Total investment income	11,393,831	7,401,540

Expenses:
Interest and amortization of debt issuance costs	2,260,246	1,442,286
Compensation	909,713	947,735
Professional fees	642,328	916,660
Insurance	128,717	129,603
Administrative and other	506,471	325,975

Total expenses	4,447,475	3,762,259

Net Investment Income	6,946,356	3,639,281

Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	(82,937)	302,734
Net change in unrealized appreciation (depreciation) on:
Debt securities	2,286,526	(1,082,695)
Equity securities	(65,437)	680,986
CLO Fund securities managed by affiliates	(4,579,158)	2,366,876
CLO Fund securities managed by non-affiliates	(367,408)	(26,843)
Affiliate asset manager investments	3,075,339	(5,303,682)

Net realized and unrealized appreciation (depreciation) on investments	266,925	(3,062,624)

Net Increase In Net Assets Resulting From Operations	$ 7,213,281	$ 576,657

Net Increase (Decrease) In Stockholders' Equity Resulting from Operations per Common Share:
Basic:	$ 0.25	$ 0.02
Diluted:	$ 0.24	$ 0.02
Net Investment Income Per Common Share:
Basic:	$ 0.24	$ 0.15
Diluted:	$ 0.23	$ 0.15

Weighted Average Shares of Common Stock Outstanding—Basic	29,266,186	24,270,825
Weighted Average Shares of Common Stock Outstanding—Diluted	36,635,703	24,270,825

KCAP-G

CONTACT: KCAP Financial, Inc.
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kcapfinancial.com